Prospectus Supplement No. 7 (to Prospectus dated November 3, 2015)	Filed pursuant to Rule 424(b)(4) Registration No. 333- 207033

44,974,658 Shares
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TALEN ENERGY CORPORATION
Common Stock
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This prospectus supplement supplements the prospectus dated November 3, 2015, (as supplemented to date, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration No. 333-207033). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on February 5, 2016 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate solely to the offer and sale from time to time of up to 44,974,658 shares of Talen Energy Corporation common stock, $0.001 par value per share, by the selling stockholders identified in the Prospectus. See “Selling Stockholders” in the Prospectus. The registration of the shares of common stock to which the Prospectus and this prospectus supplement relates does not require the selling stockholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.
This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “TLN.” On February 5, 2016, the closing sales price of our common stock as reported on the NYSE was $7.05 per share.
Because all of the shares of our common stock offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.
Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the matters described under “Risk Factors” beginning on page 22 of the Prospectus and page 79 of our quarterly report on Form 10-Q for the quarterly period ended September 30, 2015.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 8, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2016

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-37388	Talen Energy Corporation (Exact name of Registrant as specified in its charter) Delaware (State or other jurisdiction of incorporation) 835 Hamilton Street, Suite 150 Allentown, PA 18101-1179 (888) 211-6011	47-1197305
1-32944	Talen Energy Supply, LLC (Exact name of Registrant as specified in its charter) Delaware (State or other jurisdiction of incorporation) 835 Hamilton Street, Suite 150 Allentown, PA 18101-1179 (888) 211-6011	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.
On February 1, 2016, Talen Energy Corporation (the “Company”) announced that Talen Generation, LLC (“Talen Generation”), a wholly owned, indirect subsidiary of the Company and a wholly owned subsidiary of Talen Energy Supply, LLC, completed the previously announced sale of Talen Ironwood Holdings, LLC, which through its subsidiaries owns and operates the Ironwood natural gas combined-cycle unit in Pennsylvania (“Ironwood”), to TransCanada Facility USA, Inc. The total purchase price, after estimated adjustments for net working capital, was $657 million. In connection with the transaction, in January 2016 approximately $41 million in debt, plus a customary pre-payment premium, associated with the plant was repaid by a subsidiary of the Company.
Unaudited pro forma consolidated financial information of the Company to give effect to the Ironwood disposition, among other items, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing the completion of the transaction is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(b)    Pro Forma Financial Information

Unaudited pro forma information of the Company to give effect to the Ironwood disposition, among other items, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference:

•	Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2015

•	Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2014 and for the nine months ended September 30, 2015

(d)	Exhibits
	99.1	Unaudited Pro Forma Condensed Combined Financial Statements
	99.2	Press Release dated February 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEN ENERGY CORPORATION

By:	/s/ Jeremy R. McGuire
Jeremy R. McGuire Senior Vice President, Chief Financial Officer and Chief Accounting Officer

TALEN ENERGY SUPPLY, LLC

By:	/s/ Jeremy R. McGuire
Jeremy R. McGuire Senior Vice President, Chief Financial Officer and Chief Accounting Officer

Dated:  February 5, 2016